POWER OF ATTORNEY

 1. Designation of Attorneys-in-Fact.  The undersigned, hereby designates each of James E. Defebaugh, Todd N. Gilman, Manal Boulos, and
Kirsty Harlan of K&L Gates LLP, individuals with full power of substitution, as my attorney-in-fact to act for me and in my name, place and stead, and on my behalf in connection with the matters set forth in Item 2 below.

 2. Powers of Attorney-in-Fact.  Each attorney-in-fact, as
fiduciary, shall have the authority to sign all such U.S. Securities and
Exchange Commission SEC reports, forms and other filings, specifically including but not limited to Forms 3, 4, 5 and 144, as such attorney-in-fact deems necessary or desirable in connection with the satisfaction of my reporting obligations under the rules and regulations of the SEC.

 3. Effectiveness.  This power of attorney shall become
effective upon the execution of this document.

 4. Duration.  This power of attorney shall remain in effect until revoked by me.  This power of attorney shall not be affected by disability of the principal.

 5. Revocation.  This power of attorney may be revoked in
writing at any time by my giving written notice to the attorney-in-fact.
If this power of attorney has been recorded, the written notice of revocation shall also be recorded.

 Date:  May 10, 2016.

  /s/ Kim Harris Jones____
 Kim Harris Jones

STATE OF WASHINGTON   )

COUNTY OF PIERCE   )

SIGNED OR ATTESTED before me on May 10, 2016, by Kim Harris Jones.

    /s/ Teresa Birkeland
   Signature of Notary Public
    TERESA BIRKELAND
   Typed Name of Notary Public

   Residing at:  Tacoma, Washington

   My commission expires: April 1, 2018